Exhibit 2

Schedule A

Transactions by the Reporting Persons in the Past 60 Days

The following table sets forth all unreported transactions with respect to the Common Stock effected in the last 60 days by or on behalf of the Reporting Persons, inclusive of any transactions effected through 4:00 p.m., Eastern time, on January 22, 2025. Unless otherwise indicated, all such transactions were effected in the open market.

Person Effecting the Transaction	Transaction Date	Nature of Transaction	Securities Transacted	Price per Share
Clients of GVIC	11/29/2024	Purchase of Common Stock	1,888,291	$2.3152(1)
GVIC	11/29/2024	Purchase of Common Stock	5,738	$2.3152(1)
Mr. Jeffrey Geygan	11/29/2024	Purchase of Common Stock	33,886	$2.3152(1)
Mr. James Geygan	11/29/2024	Purchase of Common Stock	2,570	$2.3152(1)
Ms. Wilke	11/29/2024	Purchase of Common Stock	1,570	$2.3152(1)
Ms. Geygan	11/29/2024	Purchase of Common Stock	3,306	$2.3152(1)
Mr. Rice	11/29/2024	Purchase of Common Stock	8,315	$2.3152(1)
Clients of GVIC	12/03/2024	Disposal of Common Stock(2)	1,518	N/A(2)
Clients of GVIC	12/04/2024	Purchase of Common Stock	5,045	$2.7406(3)
Clients of GVIC	12/05/2024	Purchase of Common Stock	14,337	$2.6891(3)
Mr. James Geygan	01/17/2024	Common Stock Grant(4)	10,000	N/A(4)

(1) On November 29, 2024, GVIC entered into a securities purchase agreement with the Issuer pursuant to which the Issuer agreed to sell to GVIC 1,943,676 shares of Common Stock at a price of $2.3152 per share. The shares of Common Stock were offered by the Issuer pursuant to its shelf registration statement on Form S-3 (File No. 333-281805), which was declared effective by the Securities and Exchange Commission on September 9, 2024.

(2) As of December 3, 2024, certain separately managed accounts terminated their relationship with, and are no longer advised by, GVIC. The positions held in such accounts are therefore no longer included herein. No price per share was associated with this disposal.

(3) This purchase price represents the weighted average purchase price of the shares purchased. Upon request by the staff of the Securities and Exchange Commission, the Issuer, or a security holder of the Issuer, the Reporting Persons will provide full information regarding the number of shares purchased at each separate price within the range set forth in this Statement.

(4) Represents restricted stock units (“RSUs”) granted to Mr. James Geygan on January 17, 2025, in connection with his appointment to the Board. Such RSUs will vest in three equal annual installments beginning on the first anniversary of the grant date, subject to accelerated vesting in certain circumstances. No purchase price is associated with the grant.